Exhibit 99.1

Vitae Pharmaceuticals Announces Exercise of Underwriters’ Option to Purchase Additional Shares and Closing of Follow-on Public Offering of Common Stock

FORT WASHINGTON, PA, JANUARY 28, 2015 — Vitae Pharmaceuticals, Inc. (NASDAQ: VTAE), a clinical stage biotechnology company, today announced the closing of its previously announced underwritten public offering. A total of 3,450,000 shares of its common stock were sold in the offering at a price to the public of $11.90 per share. The shares include 450,000 shares of common stock sold pursuant to the underwriters’ option to purchase additional shares, which was exercised in full. Net proceeds to Vitae from the offering, including from the sale of the additional shares, are expected to be approximately $37.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by Vitae.

Stifel, BMO Capital Markets and Piper Jaffray & Co. acted as joint book-running managers and JMP Securities and Wedbush PacGrow Life Sciences acted as co-managers for the offering.

A registration statement relating to the shares to be sold in the offering has been filed with the Securities and Exchange Commission, and was declared effective on January 22, 2015. A copy of the prospectus related to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, telephone: (415) 364-2720, email: syndprospectus@stifel.com; or from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, New York, NY 10036, telephone: (800) 414-3627, email: bmoprospectus@bmo.com; or from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, telephone: (800) 747-3924, email: prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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Contact:

Investors:
Vitae Pharmaceuticals, Inc.

Richard S. Morris, CPA

Chief Financial Officer

(215) 461-2000

rmorris@vitaerx.com

or

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

or

Media:

6 Degrees PR

Tony Plohoros
(908) 940-0135

tplohoros@6degreespr.com